Exhibit 4.9

FIFTH AMENDMENT TO THE

ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN

(AS AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2019)

Pursuant to Section 10.2 of the Enbridge Employee Services, Inc. Employees’ Savings Plan, as amended (the “Savings Plan”), the U.S. Pension Administration Committee (the “Committee”) has reviewed and approved this Fifth Amendment via the unanimous written consent of all of its members.

1. Effective as of January 1, 2021, Section 5.1 of the Plan is hereby amended to add the following new Section 5.1(g) at the end thereof:

(g) To the extent that the Committee has appointed an Independent Fiduciary in accordance with Section 9.9, the authority of the Committee under this Section 5.1, as it relates to the Stock Fund, is delegated to the Independent Fiduciary which shall have the sole and exclusive authority and responsibility on behalf of the Plan to exercise such authority with respect to the Stock Fund.

2. Effective as of January 1, 2021, Article 6 of the Plan is hereby amended and replaced, in its entirety, with the following new Article 6:

ARTICLE 6

VOTING OF STOCK.

All shares of Stock held in the Plan shall be voted by the Funding Agent in accordance with the instructions of the Participants beneficially owning such shares, unless the Independent Fiduciary (or in the absence of an Independent Fiduciary, the Committee) otherwise instructs the Funding Agent with regard to the voting of said shares. The Independent Fiduciary (or in the absence of an Independent Fiduciary, the Committee) shall establish rules for the voting of said shares in order to maintain confidentiality and accountability.

3. Effective as of January 1, 2021, Article 9 of the Plan is hereby amended to add the following Section 9.9 at the end thereof:

Section 9.9 Independent Fiduciary. The Committee may, in its sole discretion, appoint an independent fiduciary (“Independent Fiduciary”), who must be an investment manager within the meaning of section 3(38) of ERISA, with the sole and exclusive authority and responsibility on behalf of the Plan to exercise all authority to:

(a) Determine whether acquiring or holding Stock in the Plan is consistent with the ERISA, and, if not consistent with ERISA, to determine whether to:

(i) Prohibit or limit the Plan from further purchases or holdings of Stock (for example, as a percentage of a Participant’s Account), and in the event of such prohibition or limitation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and Beneficiaries;

(ii) Liquidate some or all of the Plan’s holdings in the Stock Fund, determine how such liquidation should be accomplished and in the event of such liquidation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and Beneficiaries; or

(iii) Terminate the availability of the Stock Fund as an investment option under the Plan on such terms and conditions as the Independent Fiduciary shall deem prudent and in the interests of the Participants and Beneficiaries (and notwithstanding any Participant or Beneficiary investment directions to the contrary), including the determination of the manner and timing of termination of the Stock Fund and orderly liquidation of its assets and designation of an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and Beneficiaries;

(b) Manage (including the power to direct the acquisition and disposition for investment purposes) any and all assets of the Stock Fund; provided that in managing the Stock Fund, the Independent Fiduciary shall follow the directions of Participants and Beneficiaries with respect to the transfer of assets into or out of the Stock Fund and shall maintain the Stock Fund invested exclusively in shares of stock of the Company (other than for the purpose of maintaining sufficient liquidity). Notwithstanding the foregoing, to the extent that the Independent Fiduciary determines that following such instructions are inconsistent with its duties as a fiduciary with respect to the Plan under ERISA (other than the duty of diversification), the Independent Fiduciary shall have the power to invest the assets of the Stock Fund in such other investments as it deems prudent under the circumstances and shall not be obligated to follow such instructions;

(c) Instruct the Funding Agent or its designee as necessary to carry out its duties and responsibilities hereunder; and

(d) Serve as the fiduciary responsible for ensuring the confidentiality of the proxy voting process.

Upon such appointment, the Committee shall not be liable for the responsibilities and acts of the Independent Fiduciary. An Independent Fiduciary may be removed by the Committee at any time and within its sole discretion;

As amended hereby, the Savings Plan is hereby specifically ratified and reaffirmed in its entirety.

To record this Fifth Amendment, the undersigned member of the Committee and officer of Enbridge Employee Services, Inc., pursuant to the authorization of the Committee, hereby approves, ratifies, confirms and executes the Fifth Amendment on this 3 day of March 2021, to be effective as of January 1, 2021.

By:	/s/ Steve Neyland
Steve Neyland,
Vice President Finance & Business Partners
on behalf of the U.S. Pension Administration Committee

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